Exhibit 10.1

DISTRIBUTION AND MARKETING AGREEMENT
BETWEEN

“PKF AKS”

And

Nature of Beauty Ltd

     This Marketing and Sales Distribution agreement (the "Agreement") is made by and between Nature of Beauty Ltd. and/or assigns (the "Assigns") to market and distribute the products listed in a Table A appended to this Agreement hereto (hereafter collectively referred to as “Products"), and “PKF AKS” (Hereafter referred to as "Supplier"), collectively the "Parties", on the January 10, 2008.

NOW, THEREFORE, in consideration of the promises hereinafter made by the parties hereto, it is agreed as follows:

DISTRIBUTION RIGHTS

     TERRITORY, “PKF AKS” grants Nature of Beauty Ltd. including its affiliates for resale of all manufactured and offered products by “PKF AKS”, during the term of this Agreement shall be distributed worldwide.

     PRODUCT “PKF AKS” agrees to make available and to sell to Nature of Beauty Ltd. such products as Nature of beauty Ltd. shall order from “PKF AKS” at the price and at its best effort to fill placed order within a period of thirty days (30) or less following the receipt of any written order. Nature of Beauty Ltd. shall not be required to purchase any minimum amount or quantity of the Product.

“PKF AKS” OBLIGATIONS

     PRODUCT INFORMATION “PKF AKS” agrees to deliver Nature of Beauty Ltd. with reports, test, articles, investigations and any other comments or other information on the Products immediately after Supplier’s notice of such information.
Nature of Beauty Ltd. and its Assigns are entitled to use the information in all its distribution and marketing efforts to sell the product.

     PRODUCT AVAILABILITY “PKF AKS” agrees to USE REASONABLE EFFORTS TO maintain sufficient Product inventory to fill Nature of Beauty Ltd. orders. If a shortage of any Product exists, “PKF AKS” agrees to allocate its available inventory of such Product to Nature of Beauty Ltd. in proportion to “PKF AKS” percentage of all of customer orders for such product during the previous

TERMINATION

     TERMINATION will be effective forty (40) days following the date that one Party delivers written notice of termination to the non-termination Party. Notwithstanding this provision, Nature of beauty ltd. or its Assigns will be permitted to sell, market, and distribute all Products that have been ordered from Supplier, or are in the possession of Nature of beauty ltd. or its Assigns at termination.

NATURE OF BEAUTY LTD. OBLIGATIONS

     ADVERTISING Nature of Beauty Ltd. will advertise and/or promote Product in a commercially reasonable manner and will transmit as reasonably necessary Product information and Promotional materials to its clients.

      SUPPORT Nature of Beauty Ltd. will make its facilities reasonably available for “PKF AKS”. Nature of Beauty Ltd. will provide reasonable, general Product technical assistance to its clients, and will direct all other technical issues directly to “PKF AKS”.

a.

ORDERS Nature of Beauty Ltd. is not required to a set minimum quota for Product sales under this agreement in the first year. “PKF AKS” is obligated to assist in the completion of each sales order regardless of quantity. Both parties will review sales activities following the first year of this agreement and revisit this provision of the contract.

PRICING

     PRODUCT COST for the initial products in this agreement will generally be determined in the Listing per Attachment A. At times, Supplier is entitled to make reasonable adjustment(s) to the Price of the Products when presented to Nature of Beauty Ltd. in written notification in an acceptable time. Discounts can also be negotiated between
     PRODUCT COST CHANGES Nature of Beauty Ltd. has the right to negotiate discounts on any singular product purchase order submitted to Supplier, including the purchase of Products from a manufacturing overrun situation.
     PAYMENT TERMS Nature of Beauty Ltd. agrees to pay the price of the product outlined in the product listing per Attachment A, by form of letter of credit or wire transfer prior to product shipment or on arrival. Nature of Beauty Ltd. agrees to pay all shipping cost unless both parties agree to other arrangements.

MARKETING

     TRADEMARKS Nature of Beauty Ltd. may advertise and promote the Product and/or “PKF AKS”, and may thereby use “PKF AKS” trademarks, service marks and trade names. Neither party shall acquire any rights in the Trademarks, service marks or trade names of the other.
     ADVERTISING Nature of Beauty Ltd. may advertise, promote and commercialize products to clients in a dignified manner worldwide.

SUPPLIER AGREEMENT Supplier warrants and guarantees that
     Supplier holds all of the relevant trademarks, service marks, and all other like intellectual property rights to the Products and further warrants that supplier’s Products are not subject to any claim, demand, or legal action by any third party.

NOTICES AND DISPUTES

      NOTICES Any notice which either party may desire to give the other party must be in writing and may be given by (i) personal delivery to an officer of the party, (ii) by mailing the same by registered or certified mail, return receipt requested, OR BY NATIONALLY RECOGNIZED EXPRESS COURIER service to the party to whom the party is directed at the address of such party as set forth at the beginning of this Agreement, or such other address as the parties may hereinafter designate, and (iii) by facsimile or telex communication subsequently to be confirmed in writing, pursuant to item (ii) herein.
     Separate Provisions. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

This Agreement may be signed by facsimile if required in as many counterparts as may be required.

TABLE 1

Description	Price

“Charovnica”

1. Cleansing milk 200 ml	$12 USD
2. Day cream intensive 100 ml	$10 USD
3. Scrub for oily skin 200 ml	$15 USD
4. Cellular toner 200 ml	$12 USD
5. Energizing mask 45 ml	$15 USD
6. Repair night cream 100 ml	$15 USD
6. Intensive eye cream 45 ml	$12 USD

“Volshebnaya”

1. Intensive cream 100 ml	$17 USD
2. Peel-off mask 75 ml	$15 USD
3. Neck and décolleté cream 45 ml	$15 USD
4. Vitamin mask 45 ml	$17 USD
5. Moisturizing cleanser 200 ml	$13 USD
6. Toner for sensitive skin 200 ml	$13 USD

Agreed to and accepted as of the 10th day of January, 2008 by:

SUPPLIER		Nature of Beauty Ltd.

Per:	“PKF AKS”	Per:	OLGA MALITSKI
	Ilia Inkevich		Olga Malitski